Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 28, 2015 (except for Note 2, as to which the date is April 30, 2015), with respect to the consolidated financial statements of Susser Holdings Corporation (not presented separately herein), incorporated by reference in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Energy Transfer Partners, L.P. for the registration of its common units representing limited partner interests.

/s/ Ernst & Young LLP

Houston, Texas

June 16, 2016